CUSIP NO. 78646V107

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Safehold Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

78646V107

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 78646V107

1	NAMES OF REPORTING PERSONS MSD Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 222,644
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 222,644

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 222,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

The percentages used herein are calculated based upon 71,066,380 shares of the issuer’s common stock outstanding as of October 30, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP NO. 78646V107

1	NAMES OF REPORTING PERSONS MSD EIV Private Vault, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 222,644
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 222,644

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 222,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

The percentages used herein are calculated based upon 71,066,380 shares of the issuer’s common stock outstanding as of October 30, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP NO. 78646V107

1	NAMES OF REPORTING PERSONS MSD Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,782,745
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,782,745

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,782,745
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

The percentages used herein are calculated based upon 71,066,380 shares of the issuer’s common stock outstanding as of October 30, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP NO. 78646V107

1	NAMES OF REPORTING PERSONS MSD Real Estate Investments II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,782,745
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,782,745

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,782,745
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

The percentages used herein are calculated based upon 71,066,380 shares of the issuer’s common stock outstanding as of October 30, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP NO. 78646V107

1	NAMES OF REPORTING PERSONS MSD Vault Investments, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,782,745
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,782,745

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,782,745
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

The percentages used herein are calculated based upon 71,066,380 shares of the issuer’s common stock outstanding as of October 30, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP NO. 78646V107

1	NAMES OF REPORTING PERSONS Michael S. Dell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,782,745
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,782,745

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,782,745
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

The percentages used herein are calculated based upon 71,066,380 shares of the issuer’s common stock outstanding as of October 30, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP NO. 78646V107

1	NAMES OF REPORTING PERSONS Gregg R. Lemkau
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,005,389
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,005,389

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,005,389
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

The percentages used herein are calculated based upon 71,066,380 shares of the issuer’s common stock outstanding as of October 30, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP NO. 78646V107

1	NAMES OF REPORTING PERSONS Marc R. Lisker
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,782,745
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,782,745

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,782,745
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

The percentages used herein are calculated based upon 71,066,380 shares of the issuer’s common stock outstanding as of October 30, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

CUSIP NO. 78646V107

Explanatory Note

The original Schedule 13G filed by the Reporting Persons (as defined below) on April 6, 2023 was filed under the incorrect CIK for the issuer due to a printer error and appears under CIK # 0001688852.

Item 1(a)	Name of Issuer:

The name of the issuer is Safehold Inc. (the “Company”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Company’s principal executive office is located at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by and on behalf of each of MSD Partners, L.P. (“MSD Partners”), MSD EIV Private Vault, LLC (“MSD EIV Private Vault”), MSD Capital, L.P. (“MSD Capital”), MSD Real Estate Investments II, L.P. (“MSD Real Estate II”), MSD Vault Investments, LLC (“MSD Vault Investments”), Michael S. Dell, Gregg R. Lemkau, and Marc R. Lisker (collectively, the “Reporting Persons”). Each of MSD EIV Private Vault and MSD Vault Investments is the direct owner of the securities covered by this statement.

MSD Partners is the manager of, and may be deemed to beneficially own securities beneficially owned by, MSD EIV Private Vault. MSD Partners (GP), LLC (“MSD GP”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners. Gregg R. Lemkau maintains investment discretion over this investment and therefore may be deemed to beneficially own securities beneficially owned by MSD GP.

MSD Vault Investments is managed by its sole member, MSD Real Estate II. MSD Capital is the general partner of MSD Real Estate II and may be deemed to beneficially own securities beneficially owned by MSD Vault Investments. MSD Capital Management LLC (“MSD Capital Management”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital. Each of Gregg R. Lemkau and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management. Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities owned by, MSD Capital Management. Each of Messrs. Lemkau and Lisker disclaim beneficial ownership of such securities.

The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2024, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Neither the filing of this statement nor anything herein shall be construed as an admission that any person other than the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

CUSIP NO. 78646V107

Item 2(b)	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of MSD Partners, MSD EIV Private Vault, MSD Capital, MSD Real Estate II, MSD Vault Investments, Mr. Lemkau and Mr. Lisker is One Vanderbilt Avenue, 26th Floor, New York, New York 10017.

The address of the principal business office of Mr. Dell is c/o Dell, Inc., One Dell Way, Round Rock, Texas 78682.

Item 2(c)	Citizenship:

MSD Partners, MSD Capital and MSD Real Estate II are organized as limited partnerships under the laws of the State of Delaware.

MSD Vault Investments and MSD EIV Private Vault are organized as limited liability companies under the laws of the State of Delaware.

Mr. Dell, Mr. Lemkau, and Mr. Lisker are United States citizens.

Item 2(d)	Title of Class of Securities:

Common stock, $0.01 par value

Item 2(e)	CUSIP No.:

78646V107

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP NO. 78646V107

Item 4	Ownership:

A.	MSD Partners, L.P.

(a)	Amount beneficially owned: 222,644

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 222,644

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 222,644

B.	MSD EIV Private Vault, LLC

(a)	Amount beneficially owned: 222,644

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 222,644

(iii)	Sole power to dispose or direct the disposition: 0

(iv)	Shared power to dispose or direct the disposition: 222,644

C.	MSD Partners (GP), LLC

(a)	Amount beneficially owned: 222,644

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 222,644

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 222,644

D.	MSD Capital, L.P.

(a)	Amount beneficially owned: 5,782,745

(b)	Percent of class: 8.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 5,782,745

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 5,782,745

E.	MSD Real Estate Investments II, L.P.

(a)	Amount beneficially owned: 5,782,745

(b)	Percent of class: 8.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 5,782,745

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 5,782,745

CUSIP NO. 78646V107

F.	MSD Vault Investments, LLC

(a)	Amount beneficially owned: 5,782,745

(b)	Percent of class: 8.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 5,782,745

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 5,782,745

G.	MSD Capital Management LLC

(a)	Amount beneficially owned: 5,782,745

(b)	Percent of class: 8.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 5,782,745

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 5,782,745

H.	Michael S. Dell

(a)	Amount beneficially owned: 5,782,745

(b)	Percent of class: 8.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 5,782,745

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 5,782,745

I.	Gregg R. Lemkau

(a)	Amount beneficially owned: 6,005,389

(b)	Percent of class: 8.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 6,005,389

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 6,005,389

J.	Marc R. Lisker

(a)	Amount beneficially owned: 5,782,745

(b)	Percent of class: 8.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 5,782,745

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 5,782,745

CUSIP NO. 78646V107

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2024

MSD Partners, L.P.		MSD Capital, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Capital Management LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Robert K. Simonds	By:	/s/ Marc R. Lisker
Name:	Robert K. Simonds	Name:	Marc R. Lisker
Title:	Authorized Signatory	Title:	Manager

MSD EIV Private Vault, LLC		MSD Real Estate Investments II, L.P.

By:	MSD Partners, L.P.	By:	MSD Capital, L.P.
Its:	Manager	Its:	General Partner

By:	MSD Partners (GP), LLC	By:	MSD Capital Management LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Robert K. Simonds	By:	/s/ Marc R. Lisker
Name:	Robert K. Simonds	Name:	Marc R. Lisker
Title:	Authorized Signatory	Title:	Manager

Michael S. Dell		MSD Vault Investments, LLC

By:	/s/ Marc R. Lisker	By:	MSD Real Estate Investments II, L.P.
Name:	Marc R. Lisker	Its:	Sole Member
Title:	Attorney-in-fact
		By:	MSD Capital, L.P.
Gregg R. Lemkau		Its:	General Partner

By:	/s/ Gregg R. Lemkau	By:	MSD Capital Management LLC
Name:	Gregg R. Lemkau	Its:	General Partner

Marc R. Lisker		By:	/s/ Marc R. Lisker

By:	/s/ Marc R. Lisker	Name:	Marc R. Lisker
Name:	Marc R. Lisker	Title:	Manager

EXHIBIT INDEX

Exhibit	Description of Exhibit

24.1	Power of Attorney (incorporated herein by reference to Exhibit 24.1 to the Schedule 13G relating to the common units of Atlas Energy, L.P. filed February 22, 2011 by MSD Capital, MSD Energy Investments, L.P. and Michael S. Dell)

99.1	Joint Filing Agreement dated February 13, 2024